                                                                       EXHIBIT 4

                               ESCROW AGREEMENT


        THIS ESCROW AGREEMENT, dated as of August 30, 1996 ("Agreement"), is by and among Whole Foods Market, Inc., a Texas corporation ("WFM"); GS Capital Partners, L.P. (the "Shareholders' Representative"), in its capacity as attorney-in-fact for the former shareholders (collectively the "FF Shareholders") of Fresh Fields Markets, Inc., a Delaware corporation ("FF"); and Texas Commerce Bank National Association ("Escrow Agent").

                             W I T N E S S E T H:

        WHEREAS, WFM and FF are parties to that certain Agreement and Plan of Merger, as amended, dated as of June 17, 1996 (the "Merger Agreement"), pursuant to which FF has become a wholly-owned subsidiary of WFM (capitalized terms not otherwise defined herein having the respective meanings set forth in the Merger Agreement); and

        WHEREAS, WFM agreed in the Merger Agreement to deposit 240,179 shares of WFM Common Stock (the "Escrow Shares") in an escrow account to be used to satisfy certain indemnities provided in Section 8.3 of the Merger Agreement; and

        In consideration of the mutual covenants and agreements contained herein and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

        1.   Appointment of Escrow Agent and Deposit of Escrow Shares.  WFM and
             --------------------------------------------------------
the Shareholders' Representative hereby appoint and designate the Escrow Agent as the Escrow Agent hereunder, and the Escrow Agent hereby accepts such appointment and agrees to serve hereunder for the purposes and on the terms set forth herein. WFM hereby deposits the Escrow Shares with the Escrow Agent. The Escrow Agent shall receive, hold and deliver the Escrow Shares as provided for herein.

        2.   Duties of Shareholders' Representative.
             --------------------------------------

             (a) Pursuant to the terms of the Merger Agreement, the Shareholders' Representative, as attorney-in-fact and agent for the FF Shareholders, shall give and receive notices and communications, authorize delivery to WFM of the Escrow Shares or other property held by the Escrow Agent pursuant to this Agreement in satisfaction of claims by WFM, object to such deliveries, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and take all actions necessary or appropriate in the judgment of the Shareholders' Representative for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Shares from time to time upon not less than ten (10) days' prior written notice to WFM. No bond shall be required of the Shareholders' Representative, and the Shareholders' Representative shall receive no compensation for its services. Notices or communications to or from the Shareholders' Representative shall constitute notice to or from each of the FF Shareholders.

        (b) Notwithstanding anything to the contrary herein, the Shareholders' Representative shall not be liable and the FF Shareholders shall indemnify and hold harmless the Shareholders' Representative for any act done or omitted hereunder as Shareholders' Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith and reasonable judgment. In no case shall the Shareholders' Representative be personally liable for any error in judgment or any acts or steps taken or permitted to be taken in good faith, or for any mistake of law or fact, or for anything it may do or refrain from doing in connection herewith, except for its own willful misconduct or gross negligence.

        (c) The Shareholders' Representative shall have reasonable access to information about FF and WFM and the reasonable assistance of FF's and WFM's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholders' Representative shall treat confidentially and not disclose any nonpublic information from or about FF or WFM to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

        (d) A decision, act, consent or instruction of the Shareholders' Representative shall constitute a decision of all FF Shareholders for whom Escrow Shares otherwise issuable to them are deposited with the Escrow Agent and Shall be final, binding and conclusive as to the Escrow Shares beneficially owned by each such FF Shareholder, and the Escrow Agent and WFM may rely upon any decision, act, consent or instruction of the Shareholders' Representative as being the decision, act, consent or instruction of each and every such FF Shareholder. The Escrow Agent and WFM are hereby relieved from any liability to the FF Shareholders for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Representative.

        (e) The Shareholders' Representative shall receive no compensation for its services. Notwithstanding the above, any fees and expenses (including without limitation fees of counsel) incurred by the Shareholders' Representative in connection with actions taken pursuant to the terms of this Agreement will be paid by payments of the proceeds of the sale of Escrow Shares disbursed by the Escrow Agent upon receipt from the Shareholders' Representative of an accounting, in reasonable detail, of such expenses. The Shareholders' Representative shall be indemnified fully by the FF Shareholders and, in the first Instances, severally by FF Shareholders to the extent of their pro rata interests in the Escrow Shares against any claims, charges or liabilities of any kind arising from their actions taken or omitted to be taken in good faith in connection with this Agreement. The Escrow Agent shall disburse to the Shareholders' Representative Escrow Shares (or the proceeds from the sale of Escrow Shares as the Escrow Agent shall determine in its discretion) as an advance to cover expenses incurred by the Shareholders' Representative upon request by the Shareholders' Representative therefor and pursuant to the indemnification provisions herein. With respect to any such sold Escrow Shares, the Escrow Agent will provide each FF Shareholder for whose account the Escrow Shares were sold with sufficient information to enable such FF Shareholder to determine and report the tax consequences of the sale.

        3.      Establishment of Escrow.
                -----------------------

                3.1     Deposit of Escrow Shares
                        ------------------------

                        (a) Pursuant to the Merger Agreement, WFM, Merger Corp, and FF have agreed that WFM will transfer to the Escrow Agent the Escrow Shares. The Escrow Shares required to be deposited with the Escrow Agent pursuant to this Agreement and the FF Shareholders' percentage interests therein are set forth in Exhibit A attached hereto.
                 ---------

                        (b) Except as provided in Sections 2(e) and 7 of this Agreement, the Escrow Shares shall be held and used only for the purposes of funding the indemnity obligations set forth in Section 8.3 of the Merger Agreement.

                3.2     Receipt.  The Escrow Agent hereby acknowledges receipt
                        -------
of a fully executed copy of the Merger Agreement and the Escrow Shares and agrees to hold and disburse the Escrow Shares in accordance with the terms and conditions of this Agreement for the uses and purposes stated herein.

                3.3     Voting Rights of Escrow Shares.  As long as such shares
                        ------------------------------
remain subject to this Agreement, all voting rights with respect to the Escrow Shares shall be exercised by the FF Shareholders in accordance with their proportionate interests therein, and the Escrow Agent shall from time to time execute and deliver to the FF Shareholders such proxies, consents or other documents as may be necessary to enable the respective FF Shareholders to exercise such rights.

                3.4     Dividends.  Pending the disbursement of the Escrow
                        ---------
Shares pursuant to this Agreement, the Escrow Agent shall hold the certificates representing the Escrow Shares. Except for tax-free dividends paid in stock declared with respect to the Escrow Shares pursuant to Section 305(a) of the Internal Revenue Code of

1986, as amended, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be distributed currently by the Escrow Agent to the FF Shareholders in accordance with their proportionate interests in the Escrow Shares.

        4.      Liabilities Covered.  This Agreement has been executed and the
                -------------------
deposit of the Escrow Shares hereunder has been made pursuant to Section 2.6 of the Merger Agreement. Except as provided in Sections 2(e) and 7 of this Agreement, the deposit of the Escrow Shares with the Escrow Agent has been made soley for the purpose of funding, to the extent of the Escrow Shares, FF's indemnification obligations under Section 8.3 of the Merger Agreement. This funding obligation terminates on the later of the following: (i) one year from the Effective Date, or (ii) with respect to any specific representation or warranty in the Merger Agreement under which WFM shall have made a claim for indemnification thereunder prior to the first anniversary of the Effective Date and shall have provided notice of such claim to the Escrow Agent as provided in
Section 6 hereof and if such claim has not been completely and finally resolved prior to the first anniversary of the Effective Date, the period of time beyond the first anniversary of the Effective Date sufficient to completely and finally resolve the claim relating to such representation or warranty.

        5.      Disbursement of the Deposit.  The Escrow Agent shall disburse
                ---------------------------
the Escrow Shares as follows:

                (a) Subject to the provisions of Sections 4,7 and 9 hereof, upon the expiration of twelve (12) months from the date hereof, the Escrow Agent shall disburse to the FF Shareholders all of the Escrow Shares minus such number
                                                               -----
of Escrow Shares equal to the sum of (A) any Escrow Shares distributed to WFM pursuant to paragraph (b) below, (B) any amounts with respect to which the Escrow Agent has received a written objection to disbursement from WFM or the Shareholders Representative pursuant to paragraph (b) below and (C) any amount as to which the Escrow Agent has received a written notice from the Shareholders' Representative requesting payment for expenses incurred or the maintenance by the Escrow Agent of a reserve for future expenses of the Stockholders' Representative in such amount as reasonably estimated by it in good faith. The Escrow Agent shall then distribute such disbursed shares to the FF Shareholders in proportion to the FF Shareholders' percentage interests set forth in Exhibit A hereto .
         ---------

                (b) WFM or the Shareholders' Representative may deliver to the Escrow Agent written notice (the "Notice") requesting that the Escrow Agent pay all or a portion of such Escrow Shares to WFM to satisfy a claim pursuant to
Section 8.3 of the Merger Agreement. The Notice shall include an itemized statement setting forth the calculation of the amount of the Escrow Shares requested and a detailed statement of the basis of the alleged claim of loss
(it being understood that all conversions of dollars to WFM Merger Shares shall be made at the Determination

Price, regardless of the then fair market value of any shares of WFM Common Stock), WFM or the Shareholders' Representative, as the case may be (the "Requesting Party"), shall send a copy of such Notice to the other (the "Receiving Party") simultaneously and by the same means of transmission which the Requesting Party provided the Notice to the Escrow Agent. If the Escrow Agent does not receive a written objection from the Receiving Party to the Notice prior to the 30th day following its receipt of the Notice, then, after confirming that the Receiving Party received the notice, the Escrow Agent shall disburse to the Requesting Party from the Escrow Shares the amount provided in the Notice. If the Escrow Agent receives a written objection from the Receiving Party to the Notice prior to the 30th day, the provisions of Section 7 shall apply. No notice may be delivered to the Receiving Party or the Escrow Agent nor may any previously delivered notice be revised after the expiration of one year from the Effective Date.

        (c) In the event of any disbursement of Escrow Shares to the FF Shareholders pursuant to subparagraph (a) above, no fractional Escrow Shares shall be delivered, but instead the Escrow Agent shall deliver cash in lieu of a fractional Escrow Share. Subject to compliance with any applicable federal or state securities laws, the Escrow Agent shall be authorized to sell Escrow Shares for the purpose of making such payments. In the event of any disbursement of Escrow Shares to WFM pursuant to subparagraph (b) above, no fractional shares shall be delivered, but rather the Escrow Agent shall adjust the amount of Escrow Shares to be delivered to WFM by rounding to the nearest whole share.

         (d) Subject to the provisions of Sections 4,7 and 9 hereof, upon the expiration of one year from the Effective Date, the Escrow Agent shall disburse to the FF Shareholders' any and all remaining Escrow Shares.

    6.   Escrow Agent Duties.  Without in any way limiting any other provision
         -------------------
of this Agreement, it is expressly understood and agreed that the Escrow Agent shall be under no duty or obligation to give any notice, or to do or to omit the doing of any action with respect to the Escrow Shares, except to make disbursements in accordance with the terms of this Agreement. The Escrow Agent shall not be liable for any error in judgement or any act or steps taken or permitted to be taken in good faith, or for any mistake of law or fact, or for anything it may do or refrain from doing in connection herewith, except for its own willful misconduct or gross negligence. The Escrow Agent shall not be required in any way to determine the validity or sufficiency, whether in form or substance, of any instrument, document, certificate, statement or notice referred to in this Agreement or contemplated hereby, or the identity or authority of the persons executing the same, and it shall be sufficient if any writing purporting to be such instrument, document, certificate, statement or notice is delivered to the Escrow Agent and purports to be correct in form and signed or otherwise executed by the party or parties required to sign or execute the same under this Agreement.

      7. Controversy. In the event that a Receiving Party challenges the nature,
         -----------
amount and validity of a Notice, such controversy shall be resolved pursuant to the procedures set forth on Schedule 1 hereto, and Escrow Agent shall disburse the Escrow Shares as appropriate in connection with the resolution of such controversy. Should any other controversy arise between or among WFM and the Shareholders' Representative, or any other person, firm or entity, with respect to this Agreement or the Escrow Shares, or the Escrow Agent should be in doubt as to what action to take, the Escrow Agent shall have the right to (a) withhold delivery of the Escrow Shares until the controversy is resolved, the conflicting demands are withdrawn or the doubt is resolved, or (b) institute a bill of interpleader in a court of applicable jurisdiction to determine the rights of the parties hereto. Should a bill of interpleader be instituted, or should the Escrow Agent be threatened with litigation or become involved in litigation in any manner whatsoever on account of this Agreement or the Escrow Shares, then as between themselves and the Escrow Agent, WFM and the FF Shareholders will each pay to the Escrow Agent 50% of the reasonable attorneys' fees and any other disbursements, expenses, losses and damages in connection with or which results from the threatened or actual litigation. The FF Shareholders' 50% share of such attorneys' fees, disbursements, expenses, losses and damages shall be paid solely with Escrow Shares or proceeds from the sale of Escrow Shares. The Escrow Agent shall deliver a written invoice of such fees to WFM and the Shareholders' Representative. The FF Shareholders' liability for any such fees shall be in proportion to their percentage interests set forth in Exhibit A hereto. The
                                                      ---------
Escrow Agent shall have the option in its sole discretion to elect to be paid by the FF Shareholders in cash or by the transfer of Escrow Shares. Subject to compliance with applicable federal or state securities laws, the Escrow Agent shall also have the right in its sole discretion to sell Escrow Shares for cash so that it may receive such fees in cash .

     8. Indemnity. WFM and the FF Shareholders (to the extent of the Escrow
        ---------
Shares), jointly and severally, agree to indemnify the Escrow Agent against and hold the Escrow Agent harmless from any and all losses, costs, damages, expenses, claims and attorney's fees suffered or incurred by the Escrow Agent as a result of, in connection with or arising from or out of the acts or omissions of the Escrow Agent in performance of or pursuant to this Agreement, except such acts or omissions as may result from the Escrow Agent's willful misconduct or gross negligence. WFM shall be responsible for the payment of the Escrow Agent's customary fees and expenses charged in connection with the performance of its duties hereunder.

     9. Escrow Agent to Follow Instructions of WFM and the Shareholders'
        ----------------------------------------------------------------
Representative. Any provision herein to the contrary notwithstanding, the Escrow
- --------------
Agent shall, at any time and from time to time, take such action hereunder with respect to the Escrow Shares as shall be agreed to in writing by WFM and the Shareholders' Representative.

        10. Resignation. The Escrow Agent may resign upon ten (10) days' prior written notice to WFM and the Shareholders' Representative, and, upon joint instructions from WFM and the Shareholders' Representative, shall deliver the Escrow Shares to any designated substitute Escrow Agent selected by WFM and the Shareholders' Representative. If WFM and the Shareholders' Representative fail to designate a substitute Escrow Agent within ten (10) days, the Escrow Agent may, at its sole discretion and its sole option, institute a bill of interpleader as contemplated by Section 7 hereof.

        11.  Termination.  Upon delivery of the Escrow Shares as provided in
Section 5 or upon the institution of a bill of interpleader as provided in
Section 7 hereof, this Agreement shall terminate except for the provisions of
Section 8 and 20.

        12. Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon receipt, and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery or facsimile transmission, addressed as follows:

                        (i) If to WFM:

                            601 North Lamar Blvd, Suite 300
                            Austin, Texas 78703
                            Attention:  John Mackey, Chairman and CEO
                            Facsimile:  512-477-1301

                            with a copy (which shall not constitute notice) to:

                            Crouch & Hallett, L.L.P,
                            717 North Harwood Street
                            Suite 1400
                            Dallas, Texas 75201
                            Attention:  Bruce H. Hallett
                            Facsimile:  214-953-3154

                  (ii)    If to Shareholders' Representative:

                          GS Capital Partners, L.P.
                          c/o Goldman, Sachs & Co.
                          85 Broad Street
                          19th Floor
                          New York, New York, 10004
                          Attention:  Carla H. Skodinski
                          Facsimile:  212-357-5505

                         with a copy (which shall not constitute notice) to:

                         Fried, Frank, Harris, Shiver & Jacobson
                         1001 Pennsylvania Avenue, N.W., Suite 800
                         Washington, D.C. 20004-2505
                         Attention: Richard A. Steinwurtzel
                         Facsimile: 202-839-7003

                (iii)    if to Escrow Agent:

                         Texas Commerce Bank National Association
                         700 Lavaca
                         5th Floor
                         Austin, Texas 78701
                         Attention:  Cary Gilliam
                         Facsimile:  512-479-2553

Each party may designate by notice in writing a new address to which any notice demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

        13.   Choice of Laws: Cumulative Rights. This Agreement shall be
              ---------------------------------
construed under the laws of the State of Delaware (irrespective of its choice of law principles). Notwithstanding the foregoing, the Federal Rules of Evidence and Federal Rules of Civil Procedure shall control controversies under this Agreement that are subject to arbitration as set forth in Section 7 and Schedule 1 hereto. All of the

Escrow Agent's rights hereunder are cumulative of any other rights it may have by law or otherwise.

        14. Severability. If one or more of the provisions contained herein
            ------------
shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalidity, illegal or unenforceable provision had never been contained herein; provided, however, that this severability provision shall not apply if one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect against the FF Shareholders in a proceeding involving a dispute between the Shareholder Representative and the FF Shareholders.

        15.  Captions.  The captions in this Agreement are for convenience of
             --------
reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

        16.  Counterparts.  This Agreement may be executed in any number of
             ------------
counterparts, each of which when so executed and delivered shall be deemed an original. This Agreement shall become binding when one or more counterparts hereof, individually or taken together shall bear the signatures of all of the parties reflected hereon as signatories.

        17.  Entire Agreement.  This Agreement and any other documents executed
             ----------------
or delivered pursuant to the Agreement contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings, whether oral or written, among the parties with respect to such transactions. To the extent that the provisions of Section
8.3 of the Merger Agreement may be inconsistent with the provisions of this Agreement, Section 8.3 of the Merger Agreement will control.

        18.  Amendment.  This Agreement may be amended only by a written
             ---------
instrument signed by the party against which enforcement of any waiver, change, modification, extension or discharge is sought.

        19.  Benefit and Assignment.  The rights and obligations of each party
             ----------------------
under this Agreement may not be assigned without the prior written consent of all other parties. The Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective successors and assigns.

        20.  No Personal Liability of the Shareholders' Representative.
             ---------------------------------------------------------
Notwithstanding any provision to the contrary hereunder, the Shareholders' Representative shall have no personal liability in connection with, or related to, this

 Agreement (including Schedule 1 hereto) nor shall any controlling person of the Shareholders' Representative.

21. Certain Waivers. In any proceedings by WFM or Merger Corp. to assert or
    ---------------
prosecute any claim against the Escrow Shares hereunder, the Shareholders' Representative agrees that it shall not assert as a defense or bar to recovery by the Surviving Corporation against the Escrow Shares and hereby waives any right so to assert such defense or bar such recovery, that (a) before the date of this Agreement FF (as opposed to WFM and Merger Corp.) had knowledge of the circumstances giving rise to the claim being pursued by WFM or Merger Corp.; (b) before the date of this Agreement FF engaged in conduct or took action that caused or brought about the circumstances giving rise to its claim or otherwise contributed thereto; (c) the Surviving Corporation is estopped from asserting or recovering upon its claim by reason of having made the representations, warranties, and covenants made by FF in the Merger Agreement; or (d) the former stockholders of FF have a right of contribution from or indemnification by the Surviving Corporation to the extent that there is any recovery pursuant to the indemnification provisions of said Section 8.3. The Shareholders' Representative in its capacity as such and not in its capacity as a FF Shareholder further agrees that it shall not under any circumstances whatsoever affirmatively seek any contribution from or indemnification by the Surviving Corporation for any losses, damages, expenses or other claims, regardless of form, suffered by it arising out of, related to or in connection with this Agreement, the Merger Agreement or any other agreement contemplated hereby or any transaction contemplated hereby or thereby, except to the extent such claim arises out of the gross negligence or willful misconduct of the Surviving Corporation, or the breach by the Surviving Corporation of it obligations under this Agreement or the Merger Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                             WHOLE FOODS MARKET, INC.



                             By: /s/ Glenda Flanagan
                                ----------------------------------
                                     Glenda Flanagan
                                     Vice President

                             Shareholders' Representative in its
                             capacity of attorney-in-fact for the FF
                             Shareholders:

                             GS Capital Partners L.P.  By:  "GS ADVISORS, INC.
                                                             GENERAL PARTNER,
                                                              GS ADVISORS, L.P.
                                                             GENERAL PARTNER"


                             By: /s/ C.H. Skodinski
                                ----------------------------------
                                   Its:  C.H. Skodinski, V.P.
                                        --------------------------


                             Texas Commerce Bank National Association



                             By: /s/ Cary Gilliam
                                ----------------------------------
                                  Cary Gilliam
                                  Vice President

                                                                      Schedule I

                       Procedure for Resolving Disputes

     1. Any dispute, disagreement or other question arising from this Agreement or the interpretation thereof shall be settled by arbitration in accordance with the commercial rules then in effect of the American Arbitration Association, except as modified in this paragraph and, except that the arbitrator(s) shall be selected in accordance with the following procedure: such dispute, disagreement or other question shall be referred to and decided by a single arbitrator if the parties can agree upon one within 15 days after the Receiving Party challenges a Notice; otherwise, such dispute, disagreement or other question shall be referred to and decided by three arbitrators, one to be appointed by WFM and one to be appointed by the Shareholders' Representative, each such appointment to be made within ten (10) days after the expiration of the 15 day period referred to above, and the third arbitrator to be appointed by the first two arbitrators within 10 days after the expiration of such 10 day period. If the first two arbitrators cannot reach agreement on the third arbitrator within said 10 day period, the third arbitrator shall be an impartial arbitrator appointed by the President of the American Arbitration Association within 20 days after the expiration of said ten (10) day period. Hearings of the arbitrator shall be held in the City of Wilmington, Delaware, unless the parties agree otherwise. The presentations of the parties in the arbitration proceeding shall be commenced and completed within 60 days after selection of the arbitration panel, and the arbitration panel shall render its decision in writing within 30 days after completion of such presentations. Any decision concurred in by any two of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required. The arbitration shall be conducted in accordance with the Federal Rules of Evidence and the Federal Rules of Civil Procedure. The arbitration award shall be in writing and shall contain findings of fact and conclusions of law to support the award. Judgment upon an award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction, including courts in the States of New York and Texas. Any award so rendered shall be final and binding upon the parties hereto. All costs and expenses of the arbitrators shall be paid as determined by such arbitrator(s), and all costs and expenses of experts, witnesses and other persons retained by the parties shall be borne by them respectively.

     2. If WFM's Notice relates to any third party action, suit or proceeding brought against WFM or FF with respect to matters for which an indemnification claim may be made under said Section 8.3, and such matter is in dispute as provided in paragraph 1 above, the following procedures shall be applicable pending the resolution of the dispute:

        (ii) Such action, suit or proceeding shall be defended by WFM (using such firm of attorneys as is reasonably acceptable to the Shareholders'

Representative): provided, however, that WFM hereby consents to the continued representation of FF by the firm of Blankenship & Keith in connection with the Dwoskin Litigation (as defined in the Merger Agreement). The Shareholders' Representative shall be kept fully informed of such action, suit or proceeding at all states thereof;

        (ii) The Shareholders' Representative or WFM, whichever is not controlling the defense of any matter, shall be entitled, at its expense (payable in accordance with Section 2(e) of the Escrow Agreement to participate in such defense;

        (iii) WFM shall make available to the Shareholders' Representative and its attorneys and accountants all books and records of WFM relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding;

        (iv) WFM shall not make any settlement of any claims without the written consent of the Shareholders' Representative; and

        (v) WFM shall use its reasonable best efforts to mitigate the amount of damages and losses it incurs in connection with any such claim.

                                       2